Term sheet No. 845C To product supplement C dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated March 22, 2010; Rule 433

Deutsche Bank AG, London Branch
$        Principal Protection Notes Linked to the S&P 500® Monthly Risk Control 12% Excess Return Index due March 31*, 2015
General
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The notes are designed for investors who seek a return linked to the potential appreciation of the S&P 500® Monthly Risk Control 12% Excess Return Index (the “Index”), while seeking protection of their investment at maturity. Investors should be willing to forgo interest and dividend payments. In addition, any principal protection and payment at maturity are subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due March 31*, 2015.
•	Minimum denominations of $1,000 (“Principal Amount”) and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about March 26*, 2010 (the “Trade Date”) and are expected to settle three business days later on or about March 31*, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Principal Amount
Term:	5 years
Index:	S&P 500® Monthly Risk Control 12% Excess Return Index (Ticker: SPXT12UE)
Payment at Maturity:	At maturity, for each $1,000 Principal Amount of notes, you will be entitled to receive a cash payment of $1,000 plus the Additional Amount, which may be zero.
Additional Amount:	The Additional Amount will be equal to the greater of (a) zero and (b) $1,000 x (Index Return x Participation Rate).
Index Return:	Final Index Level – Initial Index Level
Initial Index Level
Participation Rate:	100%-110%. The actual Participation Rate will be set on the Trade Date.
Initial Index Level:	The Index closing level on the Trade Date, subject to adjustment in the event of a Market Disruption Event†
Final Index Level:	The Index closing level on the Final Valuation Date
Trade Date:	March 26*, 2010
Final Valuation Date:	March 26*, 2015, subject to postponement in the event of a Market Disruption Event†
Maturity Date:	March 31*, 2015, subject to postponement in the event of a Market Disruption Event†
CUSIP / ISIN:	2515A0 Y6 4 / US2515A0Y649
*
Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

†	As described under “Description of Notes – Adjustments to Valuation Dates for Equity Based Underlyings or Basket Components” in the accompanying product supplement.
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 in the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Minimum Proceeds to Us
Per Note	$1,000.00	$	$
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The notes will be sold with varying underwriting discounts and commissions in an amount not to exceed $25.00 per $1,000.00 Principal Amount of notes.

The agent for this offering is our affiliate. For more information, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

March 22, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this term sheet together with the product supplement C dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement C dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200565/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “ our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase the notes.

What Is the Payment at Maturity on the Notes Assuming a Range of Performance for the Index?

The table below illustrates the hypothetical payment amount per $1,000 Principal Amount of notes for a hypothetical range of performance for the Index and assumes an Initial Index Level of 100 and a Participation Rate of 105%. The actual Initial Index Level and Participation Rate will be set on the Trade Date. The hypothetical payments at maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the notes will be based on the Final Index Level on the Final Valuation Date. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Index Level	Index Return (%)	Additional Amount ($)	Payment at Maturity ($)	Return at Maturity (%)
200.00	100.00%	$1,050.00	$2,050.00	105.00%
175.00	75.00%	$787.50	$1,787.50	78.75%
160.00	60.00%	$630.00	$1,630.00	63.00%
150.00	50.00%	$525.00	$1,525.00	52.50%
140.00	40.00%	$420.00	$1,420.00	42.00%
135.00	35.00%	$367.50	$1,367.50	36.75%
130.00	30.00%	$315.00	$1,315.00	31.50%
125.00	25.00%	$262.50	$1,262.50	26.25%
110.00	10.00%	$105.00	$1,105.00	10.50%
105.00	5.00%	$52.50	$1,052.50	5.25%
100.00	0.00%	$0.00	$1,000.00	0.00%
95.00	-5.00%	$0.00	$1,000.00	0.00%
90.00	-10.00%	$0.00	$1,000.00	0.00%
75.00	-25.00%	$0.00	$1,000.00	0.00%
50.00	-50.00%	$0.00	$1,000.00	0.00%
45.00	-55.00%	$0.00	$1,000.00	0.00%
25.00	-75.00%	$0.00	$1,000.00	0.00%
0.00	-100.00%	$0.00	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 100 to the Final Index Level of 110. Because the Final Index Level is greater than the Initial Index Level, the investor receives a Payment at Maturity of $1,105.00 per $1,000 Principal Amount of notes, calculated as follows:

Payment at Maturity = $1,000 + Additional Amount
$1,000 + ($1,000 x [Index Return x Participation Rate])
$1,000 + ($1,000 x [10% x 105.00%]) = $1,105.00

Example 2: The Final Index Level is equal to the Initial Index Level of 100. Because the Final Index Level is the same as the Initial Index Level, the Index Return is 0% and the Additional Amount is $0. Accordingly, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount of notes.

Example 3: The level of the Index decreases from the Initial Index Level of 100 to the Final Index Level of 80. Because the Final Index Level is less than the Initial Index Level, the Index Return is -20% and the Additional Amount is equal to $0. The investor receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount of notes.

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY — You will be entitled to receive at least 100% of the Principal Amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our senior unsecured obligations, payment of any amount at maturity, including any principal protection, is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® MONTHLY RISK CONTROL 12% EXCESS RETURN INDEX — The return on the notes is based on the performance of the S&P 500® Monthly Risk Control 12% Excess Return Index.

The S&P 500® Monthly Risk Control 12% Excess Return Index (the “Index”) is a target volatility index which seeks to achieve a 12% volatility level in the S&P 500® Total Return Index (the “Base Index”) by adjusting the exposure to the Base Index based on its observed historic volatility. The Index is rebalanced monthly and uses a mathematical algorithm to adjust its weighting between the Base Index and a cash component seeking to maintain the 12% volatility target. The Index is based on the S&P 500® Total Return Index but is reduced by the federal funds rate (the “Fed Funds Rate”) on a daily basis, as described below.

This section is a summary only of the S&P 500® Monthly Risk Control 12% Excess Return Index.  For more information on the S&P 500® Monthly Risk Control 12% Excess Return Index, including a description of the Base Index, see the information set forth under “The S&P 500® Monthly Risk Control 12% Excess Return Index” in this term sheet.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity. Any income recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the final pricing supplement for the notes, which we will file with the SEC. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, the Base Index, or the equity securities underlying the Base Index. You should consider carefully the following discussion of risks, together with the risk factors contained in the accompanying product supplement, prospectus supplement and prospectus before you decide that an investment in the notes is suitable for you.

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MARKET RISK — The return on the notes at maturity is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive. YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE INDEX RETURN IS ZERO OR NEGATIVE.

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THE NOTES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the value of the notes. The Payment at Maturity on the notes, including any principal protection, is subject to the creditworthiness of the Issuer.

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THE YIELD ON THE NOTES MAY BE ZERO AND MAY BE LESS THAN THE YIELD ON TRADITIONAL DEBT SECURITIES — You will realize a positive return on the notes only if the Final Index Level is greater than the Initial Index Level. Even if the return on the notes is positive, such return may be less than you could have earned on ordinary interest-bearing debt securities of similar credit with similar maturities and may not be sufficient to compensate you for any opportunity cost, taking into account factors relating to inflation and the time value of money over the term of the notes.

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NO PERIODIC INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying the Base Index would have.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The Index seeks to achieve a realized volatility of 12% in the Base Index, and adjustments are made to the level of exposure of the Index to the Base Index based on the historical realized volatility of the Base Index.  The realized volatility of the Base Index could differ significantly from its historical realized volatility. It is therefore possible for the Index to achieve realized volatility that differs, perhaps significantly, from its target volatility. This could have an adverse effect on the performance of the Index, and consequently, on the return on the notes.

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THE INDEX IS SUBJECT TO RISKS DUE TO POTENTIAL UNDER-EXPOSURE OR OVER-EXPOSURE TO THE BASE INDEX — The Index dynamically adjusts its exposure to the Base Index based on the historical realized volatility of the Base Index. If, at a time when the Index exposure to the Base Index is less than 100%, the level of the Base Index increases, you will not participate fully in this appreciation. If, at a time when the Index exposure to the Base Index is greater than 100%, the level of the Base Index decreases, you will be exposed to such decrease on a leveraged basis. In either of these scenarios, the return on the notes may be less than the amount you would have received if you had invested in the Base Index directly, or in the equity securities comprising the Base Index.

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THE INDEX IS SUBJECT TO SHORT-TERM MONEY-MARKET FUND BORROWING COSTS — The Index is designed to track an unfunded investment in the Base Index with a leveraged or deleveraged position seeking to achieve the target volatility of 12%. As an excess return index, the Index calculates the return on a leveraged or deleveraged investment with an increased or decreased exposure to the Base Index where the investment was made through the use of borrowed funds. The return on the Index will be equal to the leveraged or deleveraged return on the Base Index less the associated borrowing costs. Because the Index represents an unfunded position in the Base Index, it will be subject to short-term money-market fund borrowing costs and will not include any total return feature or cash component of a total return index, which would represent a funded position in the Base Index.

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THE INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Index began on September 10, 2009. Therefore, it has very limited performance history, and no actual investment which allowed tracking of the performance of the Index was possible before that date.

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STANDARD AND POOR’S (THE “INDEX SPONSOR”) MAY ADJUST THE INDEX OR BASE INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND THE INDEX SPONSOR HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The Index Sponsor is responsible for calculating and maintaining the Index and Base Index. The Index Sponsor can add, delete or substitute the equity securities underlying the Base Index or make other methodological changes that could change the level of the Index. You should realize that the changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index or Base Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index or Base Index.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE NOTES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Principal Amount of your notes, the original issue price of the notes may include commissions paid to agents and will include the cost of hedging our obligations under the notes. Therefore, the value of the notes on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the notes after the Settlement Date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED, AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the notes.

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TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the equity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the equity securities underlying the Base Index and consequently have an impact on the performance of the Index, and may adversely affect the Index Return. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the notes are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and hedging our obligations under the notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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DEUTSCHE BANK AG HELPED DEVELOP THE INDEX — Deutsche Bank AG worked with Standard and Poor’s (“S&P”) in developing the guidelines and policies governing the composition and calculation of the Index. The policies and judgments for which we were responsible could have an impact, positive or negative, on the level of the Index and the value of your notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Index closing level on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the level and expected volatility of the Base Index and the Index;

•	the time remaining to maturity of the notes;

•	the market price for the equity securities underlying the Base Index;

•	the dividend rate on the equity securities underlying the Base Index;

•	interest and yield rates in the market generally, including on the Issuer’s debt, and in the markets of the equity securities underlying the Base Index;

•	a variety of economic, financial, political, regulatory or judicial events and monetary policies that affect the equity securities underlying the Base Index or markets generally;

•	the composition of the Base Index and any changes to the equity securities underlying the Base Index;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL LEVELS OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES — The actual performance of the Index during the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Index.

  THE S&P 500® MONTHLY RISK CONTROL 12% EXCESS RETURN INDEX

General

We have derived all information contained in this term sheet regarding the S&P 500® Monthly Risk Control 12% Excess Return Index (the “Index”) including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, S&P.  The Index was developed by S&P and Deutsche Bank AG and is calculated, maintained and published by S&P.

The Index is reported by Bloomberg L.P. under the ticker symbol “SPXT12UE.”

The Index is intended to provide a performance benchmark for the U.S. equity markets while seeking greater stability and a reduction in the overall risk level of the S&P 500® Total Return Index (the “Base Index”).  The Index utilizes the existing S&P 500® methodology, plus an overlying mathematical algorithm designed to control the level of risk of the Base Index by establishing a specific volatility target and dynamically adjusting the exposure to the Base Index based on its observed historical volatility. If the risk level reaches a threshold that is too high, the cash level is increased in order to maintain the target volatility. If the risk level is too low, then the Index will employ leverage to maintain the target volatility.

The Index tracks the return of the Base Index over and above a short-term money market investment.  In other words, the Index calculates the return on an investment in the Base Index where the investment was made through the use of borrowed funds.  Thus the return of the Index will be equal to that of the weighted position in the Base Index less the associated borrowing costs based on the federal funds rate (the “Fed Funds Rate”). The Index is rebalanced and reweighted between the Base Index and a cash component monthly, in order to seek to maintain the target volatility of 12%. There are no guarantees that the Index will achieve its stated targets.

For information related to the criterion for inclusion in the Base Index and information on how the Base Index is calculated, please refer to “The S&P 500® Total Return Index” below.

The return of the Index consists of two components: (1) the return on the position in the Base Index and (2) the associated borrowing costs of the investment funds, depending upon whether the position is leveraged or deleveraged. For example, if the exposure to the Base Index is 80%, the remaining 20% (the cash component) will not accumulate borrowing costs in the Index. If the leverage factor is greater than 100%, the full exposure will be charged borrowing costs, which are deducted from the Index.

As an excess return index, the Index represents an unfunded position in the Base Index.  The borrowing rate is generally based on the Fed Funds Rate.  S&P may use other successor interest rates if the Fed Funds Rate cannot be obtained.  A 360-day year is assumed for the interest calculations in accordance with U.S. banking practices.

The Index is dynamically adjusted to target a 12% level of volatility.  Volatility is calculated as a function of historical returns.  Short and long term measures of volatility are used to cause the Index to deleverage quickly, but increase exposure more gradually on a relative basis.  If the risk level reaches a threshold that is too high, the cash level is increased in order to maintain the target volatility. If the risk level is too low, then the Index will employ leverage to maintain the targeted level of volatility.

The Index includes a leverage factor that changes based on realized historical volatility.  A leverage factor greater than 1 represents a leveraged position and a leverage factor less than 1 represents a deleveraged position.  The maximum leverage factor the Index may have is 1.50 (150%).

Calculation of the Index Return

The formula for calculating the return of the Index is as follows:

The Index value at time t can then be calculated as:

Substituting the first equation above into the second equation and expanding yields:

where:

Interest Ratet-1  = the interest rate set for the Index.  The interest rate is the Fed Funds Rate.  A 360-day year is assumed for the interest calculations in accordance with U.S. banking practices.

Dt-1, t  = the number of calendar days between day t-1 and day t rb  = the last Index rebalancing date

Kt =   the leverage factor, calculated as:

Min(Max K, Target Volatility/Realized Volatilityrb-d)

Underlying Indext  = the level of the Index on day t

Underlying Indexrb  = the level of the Index as of the previous rebalancing date.

Max K  = the maximum leverage factor allowed in the Index (150%).

Target Volatility  = the target level of volatility set for the Index (12%).

Realized Volatilityrb-d  = The historical realized volatility of the Base Index as of the close of  d  trading days prior to the previous rebalancing date  rb, where a trading day is defined as a day on which the Index is calculated.

Realized Volatilityt   = The historical realized volatility of the Base Index.  The realized volatility measure used for the Index is an exponentially weighted moving average historical volatility measure.

d  =   The number of days between when volatility is observed and the rebalancing date.  For example, if  d = 2, the historical volatility of the Base Index as of the close two days prior to the rebalancing date will be used to calculate the leverage factor  Kt.

Calculation of Simple-Weighted Volatility

The realized volatility is calculated as the maximum of two exponentially weighted moving averages, one measuring short-term and one measuring long-term volatility.

where:

S,t	=	The short-term volatility measure at time t, calculated as:

L,t	=	The long-term volatility measure at time t, calculated as:

where:

n	=	the number of days inherent in the return calculation used for determining volatility. If n = 1 daily returns are used, while if n = 2 two day returns are used, and so forth.

NS	=	the number of trading days observed for calculating variance for the short-term volatility measure.

NL	=	the number of trading days observed for calculating variance for the long-term volatility measure.

The Base Index – the S&P 500® Total Return Index

The S&P 500® Total Return Index represents the total return earned in a portfolio that tracks the S&P 500® Index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend. In the S&P 500® Index, changes in the index level reflect changes in stock prices. In the Base Index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income.

The S&P 500® Total Return Index is calculated from the S&P 500® Index and daily total dividend returns. The first step is to calculate the total dividend paid on a given day and convert this figure into points of the S&P 500® Index

Where Dividend is the dividend per share paid for stock i and Shares are the shares of the stocks composing the S&P 500® Index. This is done for each trading day. Dividend is generally zero except for four times a year when it goes ex-dividend for the quarterly dividend payment. Some stocks do not pay a dividend and Dividend is always zero. TotalDailyDividend is measured in dollars. This is converted to index points by dividing by the divisor for the S&P 500® Index:

The next step is to apply the usual definition of a total return from a financial instrument to the S&P 500® Index. The first equation below gives the definition. The second equation below applies it to the S&P 500® Index:

Where the TotalReturn and the daily total return for the index (DTR) are stated as a decimal. The DTR is used to update the Base Index from one day to the next:

The Base Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the Base Index. Special dividends are those dividends that are outside of the normal payment pattern established historically by the issuer of the stocks composing the S&P 500® Index. These may be described by the issuer as “special,” “extra,” “year-end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500® similar companies during the base period of the years 1941 through 1943. Historically, the market value of any S&P 500® component stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® component stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the market value of the component stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.

The S&P Indices Methodology

While S&P currently employs the following methodology to calculate the S&P Indices, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the return on the notes.

On March 21, 2005, S&P began to calculate the S&P Indices based on a half float-adjusted formula, and on September 16, 2005 the S&P Indices became fully float adjusted. S&P’s criteria for selecting stocks for the S&P Indices have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable” shares, that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders to a listed class without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights. The result is reviewed to assure that when the weighted average IWF is applied to the class included in the S&P Indices, the shares to be purchased are not significantly larger than the available float for the included class.

The S&P Indices are calculated using a base-weighted aggregate methodology: the level of the relevant S&P Index reflects the total market value of all component stocks relative to such S&P Index’s base period. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P Indices is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P Indices, it is the only link to the original base period level of the S&P Indices. The index divisor keeps the S&P Indices comparable over time and is the manipulation point for all adjustments to the S&P Indices.

S&P 500® Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Changes to the S&P Indices are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

To prevent the level of the S&P Indices from changing due to corporate actions, all corporate actions which affect the total market value of the S&P Indices require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P Indices remains constant. This helps maintain the level of the S&P Indices as an accurate barometer of stock market performance and ensures that the movement of the S&P Indices does not reflect the corporate actions of individual companies in the S&P Indices. All index divisor adjustments are made after the close of trading and after the calculation of the S&P Indices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in S&P Indices and do not require index divisor adjustments.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500®, which is owned and published by S&P, in connection with certain securities, including the notes offered herein.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the Securities. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the notes into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

Historical Information

Publication of the Index began on September 10, 2009. The historical performance data below from September 10, 2009 through March 19, 2010 represent the actual performance of the Index. The historical performance data prior to September 10, 2009 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on March 19, 2010 was 101.45.  The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Index Level or Index Return. We cannot give you assurance that the performance of the Index will result in a positive return on your investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as the agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the notes of up to 2.5% or $25.00 per $1,000 Principal Amount of notes. DBSI will reallow a selling concession to other broker-dealers of up to 1.75% or $17.50 per Principal Amount of notes.

DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Principal Amount of notes. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Principal Amount of notes. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

The agent for this offering, DBSI, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.